EXHIBIT (b)(2)


                           DEMAND PROMISSORY NOTE

 $75,000,000                                             September 18, 1998


           FOR VALUE RECEIVED, the undersigned promises to pay to the order of ACXIOM/MAY & SPEH, INC., a Delaware corporation, in the City of Conway, Arkansas, or at such other place as the holder hereof may from time to time designate in writing, the principal sum of Seventy-Five Million Dollars ($75,000,000) with interest on unpaid principal from the date hereof until maturity at an annual rate of 6.75%, said interest to be payable annually in arrears on each September 18, beginning September 18, 1999, and said principal to be paid in full on September 18, 2008.

           If total or partial default be made in the payment of any sums owing hereunder, as the same mature, and the same shall not be cured within thirty (30) days, the entire principal sum and accrued interest shall at once become due and payable without notice at the option of the holder of this note. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default or if such default be a continuing one.

           The makers, endorsers, sureties, guarantors, and all other persons now or hereafter liable hereon waive presentment, demand for payment, notice of protest, protest, and notice of dishonor, and consent that the owner or holders hereunder shall have the right, without notice, to deal in any way at any time, with any party hereto, or to grant any such party any extensions of time for payment of any said indebtedness, or any other indulgences or forbearances whatsoever, without in any way affecting the personal liability of any party hereunder.

           The maker may prepay all or any part of the principal indebted-ness owing hereunder at any time without penalty or premium.

           If this obligation, after default, is placed in the hands of an attorney for collection, the maker will be obligated to pay the holder hereof an additional sum, as attorney's fees, not to exceed 10% of the unpaid principal, plus all accrued interest.

                          ACXIOM CORPORATION


                          By:  /s/ Robert S. Bloom
                             ---------------------------------
                          Name:  Robert S. Bloom
                          Title: Chief Financial Officer